Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Fogo Hospitality, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	457(o)	—	—	$100,000,000	.0000927	$9,270
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$100,000,000		$100,000,000
	Total Fees Previously Paid							$9,270.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended